Exhibit 99.2

Edgecast

A Business of College Parent L.P.

Unaudited Condensed Combined Financial Statements

As of March 31, 2022 (Successor) and December 31, 2021 (Successor)

And for the Three Months Ended March 31, 2022 (Successor) and March 31, 2021 (Predecessor)

Edgecast

A Business of College Parent L.P.

..

Index to Unaudited Condensed Combined Unaudited Financial Statements

Page

Unaudited Condensed Combined Statements of Operations and Comprehensive Loss for the Three Months ended March 31, 2022 (Successor) and March 31, 2021 (Predecessor)	2

Unaudited Condensed Combined Balance Sheets as of March 31, 2022 (Successor) and December 31, 2021 (Successor)	3

Unaudited Condensed Combined Statements of Cash Flows for the Three Months ended March 31, 2022 (Successor) and March 31, 2021 (Predecessor)	4

Unaudited Condensed Combined Statements of Changes in Equity for the Three Months ended March 31, 2022 (Successor) and March 31, 2021 (Predecessor)	5

Notes to Unaudited Condensed Combined Financial Statements	6

Condensed Combined Statements of Operations and Comprehensive Loss of Edgecast a Business of College Parent L.P.
(unaudited)	(dollars in thousands	)

	Successor	Predecessor
	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
Revenues
Service revenues	$57,955	$69,501
Related party revenues	20,311	16,131

Total Revenues	78,266	85,632

Operating Expenses
Cost of revenues (exclusive of depreciation and amortization shown below)	53,946	51,583
Related party cost of revenues (exclusive of depreciation and amortization shown below)	5,623	5,195
Selling, general and administrative expense	22,211	16,048
Related party selling, general and administrative expenses	11,750	12,288
Depreciation and amortization expense	13,750	16,596

Total Operating Expenses	107,280	101,710

Operating Loss	(29,014)	(16,078)
Other income (expense), net	(115)	1,582
Related party other income , net	2,377	1,957
Related party interest (expense)	—	(2,112)

Loss Before Benefit (provision) for Income Taxes	(26,752)	(14,651)
Benefit (provision) for income taxes	5,430	(1,739)

Net Loss	$(21,322)	$(16,390)

Foreign currency translation adjustments	536	(9,716)

Total Comprehensive Loss	$(20,786)	$(26,106)

See accompanying notes to unaudited condensed combined financial statements

Condensed Combined Balance Sheets of Edgecast a Business of College Parent L.P.	(dollars in thousands	)

	Successor	Predecessor
	As of March 31, 2022 (unaudited)	As of December 31, 2021
Assets
Current assets
Cash	$27,087	$7,784
Accounts receivable:
Trade and other, net of credit losses	43,323	37,210
Affiliates	22,839	17,406
Affiliate loan receivable	50,800	50,778
Prepaid expenses and other current assets	36,905	38,659

Total current assets	180,954	151,837

Property, plant and equipment	159,637	139,723
Less accumulated depreciation	(21,727)	(11,139)

Total property, plant and equipment, net	137,910	128,584

Goodwill	18,546	60,919
Other intangible assets, net	40,878	49,111
Operating lease right-of-use assets	24,927	26,456
Deferred income taxes	40	40
Affiliate loan receivable, non-current	201,000	201,000
Other assets	740	163

Total Assets	$604,995	$618,110

Liabilities
Current liabilities
Accounts payable:
Trade and other	$34,960	$32,579
Affiliates	10,556	13,763
Accrued liabilities and other current liabilities	52,515	69,445
Current operating lease liabilities	12,645	11,907
Current deferred revenues	1,041	670

Total current liabilities	$111,717	$128,364

Deferred income taxes	8,466	15,941
Non-current operating lease liabilities	12,409	14,619
Other liabilities	24	6

Total Liabilities	$132,616	$158,930

Commitments and contingencies (Note 11)

Equity
Net parent investment	472,520	459,857
Accumulated other comprehensive income (loss)	(141)	(677)

Total Equity	472,379	459,180

Total Liabilities and Equity	$604,995	$618,110

See accompanying notes to unaudited condensed combined financial statements

Condensed Combined Statements of Cash Flows of Edgecast a Business of College Parent L.P. (unaudited)	(dollars in thousands)

	Successor	Predecessor
	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
Cash Flows from Operating Activities
Net loss	$(21,322)	$(16,390)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization expense	13,750	16,596
Deferred income taxes	(5,695)	501
Provision for doubtful accounts and credit losses	152	294
Stock-based compensation - equity classified awards	75	107
Changes in operating assets and liabilities
Accounts receivable trade and other	(6,212)	(11,136)
Prepaid expenses and other current assets	2,199	(1,266)
Accounts payable trade and other and accrued liabilities and other current liabilities	(17,904)	(15,524)
Accounts receivable/payable affiliates, net	(11,084)	(2,692)
Operating lease assets and liabilities	52	(143)
Other assets and other liabilities	(559)	(13,897)
Interest receivable/payable affiliates, net	(22)	(7,354)
Other operating activities, net	2,412	(1,442)

Net cash used in operating activities	(44,158)	(52,346)

Cash Flows from Investing Activities
Capital expenditures (including capitalized software)	(17,834)	(7,394)
Net cash proceeds from disposition of assets	277	(3)

Net cash used in investing activities	(17,557)	(7,397)

Cash Flows from Financing Activities
Net transfers from Parent	81,011	59,743

Net cash provided by financing activities	81,011	59,743
Effect of exchange rate changes on cash	7	—
Increase (decrease) in cash	19,303	—
Cash, beginning of period	7,784	—

Cash, end of period	$27,087	$—

Supplemental cash flow information:
Operating lease right-of-use assets obtained in exchange for new operating lease liabilities	$1,611	$7,554
Barter revenue	7,513	9,572
Barter expense	9,926	8,130
Cash paid for operating leases	1,193	2,642
Non-cash investing activities:
Capital expenditures in accounts payable, trade and other liabilities	9,948	3,466

See accompanying notes to unaudited condensed combined financial statements

Condensed Combined Statements of Changes in Equity of Edgecast a Business of College Parent L.P. (unaudited)	(dollars in thousands	)

	Net parent investment	Accumulated other comprehensive income (loss)	Total Equity
Predecessor Equity Balance as of December 31, 2020	$93,802	$36,144	$129,946
Net loss	(16,390)	—	(16,390)
Other comprehensive loss	—	(9,716)	(9,716)
Net transfers from Parent	59,850	—	59,850

Predecessor Total Equity Balance as of March 31, 2021	137,262	26,428	163,690

	Net parent investment	Accumulated other comprehensive income (loss)	Total Equity
Successor Equity Balance as of December 31, 2021	$459,857	$(677)	$459,180
Net loss	(21,322)	—	(21,322)
Other comprehensive income	—	536	536
Impact of measurement period adjustments	(47,101)	—	(47,101)
Net transfers from Parent	81,086	—	81,086

Successor Total Equity Balance as of March 31, 2022	$472,520	$(141)	$472,379

See accompanying notes to unaudited condensed combined financial statements

Notes to Condensed Combined Financial Statements of Edgecast a Business of College Parent L.P. (unaudited)

Note 1. Organization and Basis of Presentation

Organization

Edgecast (the “Business”, “our”, “we”), a business of College Parent L.P. (“Yahoo”) and formerly a business of Verizon Media Group (“VMG”), operates one of the largest content delivery networks with over 135+ terabytes of capacity, over 175 strategically placed points-of-presence (“PoPs”) in six continents, interconnected with 7,000+ peering and routing partners. Edgecast’s platform is designed to help digital media companies meet the ever-growing expectations of their businesses by providing simplified workflows and improving efficiency across digital content delivery, video streaming services, cloud security, and edge computing. Our platform provides innovative technology, first-class performance, excellent service and the security that comes with working with a proven market leader.

College Parent L.P. was formed in 2021 by an affiliate of certain funds managed by affiliates of Apollo Global Management, Inc. (“Apollo”) to acquire VMG. VMG was a business of Verizon Communications Inc. (“Verizon”). On May 2, 2021, Verizon entered into a definitive stock purchase agreement with College Parent L.P. pursuant to which Verizon agreed to sell VMG, and on September 1, 2021, VMG was sold to College Parent L.P. (collectively, the “Transaction”). Accordingly, the term (“Parent”) refers to VMG (a business of Verizon) for the periods prior to September 1, 2021 and to Yahoo for the period from September 1, 2021 onward.

Edgecast’s products and solutions are categorized within the following areas: Delivery Services, Streaming Services and Other. Edgecast offers a scalable platform for delivering content, including live broadcasts, video on demand, games, software and websites to viewers on their devices at any time. This platform is targeted at media and entertainment companies and other businesses that deliver their digital products and services through the internet. As the digital landscape reshapes the delivery of media and entertainment content, there is an increasing need for stable, high-quality video delivery platforms.

The Business has a highly diverse workforce of approximately 589 employees as of March 31, 2022 (Successor).

On March 6, 2022 College Parent L.P. entered into a Stock Purchase Agreement (“Agreement”) with Limelight Networks, Inc. (“Limelight”), pursuant to which Limelight acquired the Business for an initial purchase price of approximately $270.0 million in shares of its common stock, subject to certain customary adjustments. The number of shares of common stock received is based on Limelight’s share price of $4.1168 as defined in the Agreement. In addition to the initial purchase price, the transaction included contingent additional payments of up to $100.0 million based on the performance of Limelight. In conjunction with the transaction, College Parent L.P. purchased $30.0 million in Limelight shares. Refer to “Note 12. Subsequent Events” for further discussion.

Basis of Presentation

The unaudited condensed combined financial statements for the three months ended March 31, 2021 represent the financial information of the Business prior to the Transaction and are labeled as “Predecessor.” The unaudited condensed combined financial statements for the three months ended March 31, 2022 and as of year-end December 31, 2021 represent the financial information of the Business subsequent to the Transaction and are labeled as “Successor.” Due to the change in the basis of accounting resulting from the Transaction, the unaudited condensed combined financial statements of the Predecessor are not comparable to the unaudited condensed combined financial statements of the Successor. For a more complete discussion of significant accounting policies and certain other information during the Predecessor periods, refer to the financial statements included in the Business’ audited combined financial statements for the period from January 1, 2021 to August 31, 2021 (Predecessor) and from September 1, 2021 to December 31, 2021 (Successor).

For both the Predecessor and Successor periods, the unaudited condensed combined financial statements have been prepared on a “carve-out” basis. During the Predecessor and Successor periods, Edgecast operated as part of VMG and Yahoo, respectively, and consisted of several entities for which separate financial statements had not historically been prepared. As such, the Predecessor and Successor periods have been derived from VMG and Yahoo’s historical accounting records and were prepared on a standalone basis.

For both the Predecessor and Successor periods, the financial statements herein have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as well as based upon Securities and Exchange Commission rules that permit reduced disclosures for interim periods. The unaudited condensed combined financial statements reflect all adjustments, including normal recurring adjustments, that are necessary for a fair presentation of results of operations and financial condition for the interim periods shown. For both the Predecessor and Successor periods, the results for the interim periods are not necessarily indicative of results for the full year. Financial information presented in the financial statements and notes herein are presented in thousands, unless otherwise stated.

The historical results of operations, comprehensive income, financial position and cash flows of the Predecessor and Successor presented in the unaudited condensed combined financial statements may not be indicative of what they would have been had the Predecessor and Successor actually been an independent standalone entity, nor are they necessarily indicative of the Business’ future results of operations, comprehensive income, financial position and cash flows. Financial information presented in the financial statements and notes herein is presented in thousands, unless otherwise stated.

The unaudited condensed combined financial statements include all revenues and costs directly attributable to the Business and an allocation of expenses related to certain VMG and Yahoo corporate functions as described in “Note 6. Corporate Allocations and Related Party Transactions”. These expenses have been allocated to the Business based on direct usage or benefit where identifiable, with the remainder allocated pro rata based on an applicable measure of revenues, direct costs, headcount, or estimates of use. Management considers these allocations to be a reasonable reflection of the utilization of services or the benefit received.

For both the Predecessor and Successor periods, the unaudited condensed combined financial statements include assets and liabilities specifically attributable to the Business and certain assets and liabilities that are held by the Parent that are specifically identifiable and attributable to the Business. The Parent’s net investment, within equity, represents the Parent’s historical investment in the Business and includes accumulated net earnings attributable to the Parent, the net effect of transactions with the Parent and their related entities, and cost allocations from the Parent that were not historically allocated to the Business.

All significant intercompany balances and transactions within the Business have been eliminated in these unaudited condensed combined financial statements. As described in “Note 6. Corporate Allocations and Related Party Transactions,” certain transactions between the Business and the Parent have been included in the unaudited condensed combined financial statements.

During the Predecessor period, the Parent used a centralized approach to cash management and financing of its domestic operations. In the Successor period, cash from the Business’s domestic operation was no longer managed by the Parent centrally. The Parent’s related balances were increased through daily cash deposits by the Business to the Parent and decreased by cash distributions and disbursements made by the Parent on behalf of the Business for operating expenses, fees, and services provided by the Parent, including information system services and other operating expenses, such as personnel costs, legal costs, marketing production, facilities costs, and insurance. This arrangement is not reflective of the manner in which the Business would have financed its domestic operations had it been a stand-alone business separate from the Parent during the Predecessor period presented. Further, as a result of historical operating losses, net cash used in operating activities and this cash management arrangement, the Business was dependent on transfers of cash from the Parent to fund its operations in certain situations. While the business no longer participates in the cash pooling arrangement for the domestic operations in the Successor period, the Business will continue to depend on transfers of cash from its Parent to fund operations for the foreseeable future. The amounts associated with this arrangement are reported in the Parent’s net investment as a component of equity.

Yahoo, Verizon, and their affiliates historically provided a variety of services to the Business. Certain services and support functions, such as administering employee benefits plans and paying related claims, human resources, legal functions, finance, executives, procurement, business development, facility management, real estate, license fees, central and shared technology, and various other Parent corporate functions and overhead, were routinely allocated to the Business. Costs of $13.2 million and $15.2 million, for the three months ended March 31, 2022 (Successor) and March 31, 2021 (Predecessor), respectively, were recorded in our unaudited condensed combined Statements of Operations and Comprehensive Loss for our allocated share of the Parent’s corporate functions.

Where allocations of amounts were necessary, the Business believes the allocations of these amounts were determined on a reasonable basis and the methods were applied consistently for the periods presented. These allocated amounts, however, are not necessarily indicative of the actual amounts that might have been incurred or realized had the Business operated as an independent, standalone entity, during the periods presented, nor are they indicative of the Business’ future operations. Consequently, the unaudited condensed combined financial statements do not necessarily represent the results the Business would have achieved if the Business had operated as a separate standalone entity during the Predecessor and Successor periods presented. It is not practical to estimate actual costs that would have been incurred had the Business been a separate, standalone company during the Predecessor and Successor periods presented.

Edgecast operates in one segment based upon the information used by the chief operating decision maker in evaluating the performance of Edgecast’s business and allocating resources and capital.

Note 2. Summary of Significant Accounting Policies

Principles of Combination

The accompanying unaudited condensed combined financial statements include the accounts of the Business and all subsidiaries and entities controlled by the Business through majority voting control. All significant intercompany accounts and transactions within the Business have been eliminated in combination.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the Business’ accompanying unaudited condensed combined financial statements and notes thereto. These estimates and assumptions take into account historical and forward-looking factors that the Business believes are reasonable, including but not limited to the potential impacts arising from the coronavirus (“COVID-19”) pandemic and public and private sector policies and initiatives aimed at reducing its transmission as well as the Russian invasion of Ukraine and its global impacts. As the extent and duration of these impacts remain unclear, the Business’ estimates and assumptions may evolve as conditions change. Actual results could differ from those estimates. Significant estimates inherent in the preparation of these unaudited condensed combined financial statements include, but are not limited to, accounting for revenue and cost recognition, the step-up to fair value of assets and liabilities purchased in connection with the Transaction, allocation of expenses related to certain Parent corporate functions, allowance for doubtful accounts and credit losses, incremental borrowing rate for the lease liability and right-of-use assets, fair value measurements including those related to financial instruments, intangible assets, unrecognized tax benefits, valuation allowances on tax assets, postretirement benefit obligations, long-lived asset impairments and adjustments, stock-based compensation, contingencies and the identification and valuation of assets acquired and liabilities assumed in connection with business combinations.

Significant Accounting Policies

There have been no material changes to the Business’ significant accounting policies from the previous reporting period.

Concentration of Risk

Financial instruments that potentially subject the Business to significant concentration of credit and equity price risk consist primarily of accounts receivable and other financial instruments. As stated above, the Parent used a cash pooling arrangement to manage and finance its domestic operations during the Predecessor periods. In the Successor period, the Business no longer participates in cash pooling arrangements for its domestic operation.

Accounts receivable are typically unsecured and are derived from revenue earned from customers. The Business performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. The Business does not require collateral as a means to mitigate customer credit risk.

Microsoft Corporation (“Microsoft”), Verizon, and The Walt Disney Company (“Disney”) are the top three customers of the Business, see table below for account receivables from these three customers as of March 31, 2022 (Successor) and December 31, 2021 (Successor), respectively. No other customers accounted for 10 percent or more of the Business’ accounts receivable balance as of March 31. 2022 (Successor) and December 31, 2021 (Successor).

Major customers by percentage of accounts receivable of Edgecast a Business of College Parent, L.P.

	As of March 31, 2022	As of December 31, 2021
Microsoft	8.5%	11.4%
Verizon	33.8%	31.2%
Disney	24.3%	17.8%

Fair Value Measurements

Fair Value Hierarchy

The following sections describe the valuation methodologies the Business uses to measure financial and non-financial instruments accounted for at fair value in accordance with the fair value hierarchy as set forth in ASC 820, Fair Value Measurement and Disclosures.

Fair value of financial and non-financial assets and liabilities is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. Preference is given to observable inputs. The three-tier hierarchy for inputs used in measuring fair value, which prioritizes the inputs used in the methodologies of measuring fair value for assets and liabilities, is as follows:

Level 1—Quoted prices in active markets for identical assets or liabilities

Level 2—Observable inputs other than quoted prices in active markets for identical assets and liabilities

Level 3—Unobservable pricing inputs in the market

Financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. Our assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the assets and liabilities being measured and their categorization within the fair value hierarchy. We maintain policies and procedures to value instruments using the best and most relevant data available. In addition, the Business performs reviews to assess the reasonableness of the valuations. This detailed review may include the use of a third-party valuation firm.

In accordance with ASC 825-10, Financial Instruments, the fair value of the Business’ financial instruments are further described as follows.

Cash, Accounts Receivable, Short-term Affiliate Loan Receivable, Accounts Payable

The carrying amounts reported in the accompanying unaudited Combined Balance Sheets for accounts receivable, short-term affiliate loan receivable and accounts payable approximate fair value because of the short-term maturity of these instruments.

Operating cash deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions with reputable credit and therefore bear limited credit risk. We seek to mitigate our credit risk by spreading such risk across multiple counterparties and monitoring the risk profiles of these counterparties.

Long-term Affiliate Loan Receivable

The Business’ long-term affiliate loan receivable is classified within Level 2 of the fair value hierarchy as long-term affiliate loan bears interest at rate for instruments with similar characteristics. Accordingly, the carrying amount reported in the accompanying unaudited Combined Balance Sheets for long-term affiliate loan approximate fair value.

Long-lived Assets

Long-lived assets, such as property, plant and equipment and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Determining whether an impairment has occurred typically requires various estimates and assumptions, including determining which undiscounted cash flows are directly related to the potentially impaired asset, the useful life over which cash flows will occur, their amount and the asset’s residual value, if any. In turn, measurement of an impairment loss requires a determination of fair value, which is based on the best information available. The required undiscounted cash flow estimates are derived from our historical experience and our internal business plans. To determine fair value, the Business uses quoted market prices when available, our internal cash flow estimates discounted at an appropriate discount rate, or independent appraisals, as appropriate. Fair values of long-lived assets are primarily derived internally and are based on observed sales transactions for similar assets. Fair value estimates are derived using established market or replacement values of comparable assets and estimated future net cash flows expected to be generated by market participants. The resulting fair values are considered nonrecurring Level 3 measurements, and are subject to change based on economic or market conditions, as well as future negotiations with interested parties. Further, the Business utilized the replacement-cost method of the cost approach in estimating the fair value of long-lived assets, such as specialized properties or plant and equipment, which represents the highest value that a market participant would have paid for an asset with similar utility.

Note 3. Recent Accounting Standards

There have been no recently adopted accounting pronouncements during the three months ended March 31, 2022 (Successor), as compared to the recent accounting pronouncements from the previous reporting period.

Recently Issued Accounting Pronouncements Not Yet Adopted

In November 2021, the FASB issued ASU No. 2021-10: Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance. This Update requires annual disclosures about transactions with a government that are accounted for by applying a grant or contribution accounting model by analogy. The Update is intended to provide increased transparency by requiring business entities to disclose information about (i) the types of transactions, (ii) an entity’s accounting for those transactions, and (iii) the effect of those transactions on an entity’s financial statements. ASU 2021-10 also adds a new Topic – ASC 832, Government Assistance – to the FASB’s Codification. This Update is effective for annual periods beginning after December 15, 2021 and related disclosures are only required for annual financial statements. Early application of the amendments is permitted and the Business does not expect to early adopt. The Business does not expect the adoption to have a material impact on the financial statements.

Note 4. Revenue Recognition

We earn revenue from contracts with customers on our industry leading cloud platform that delivers smart end-to-end solutions. As the digital platform reshapes the delivery of media and entertainment content, there is an increasing need for stable, high-quality video delivery platforms. Edgecast offers a scalable platform for delivering content, including live broadcasts, video on demand, games, software and websites to our customers on their devices at any time. This platform is targeted at media and entertainment companies and other businesses that deliver their digital products and services through the internet.

Revenue by Category

The Business’ products and solutions are categorized within the following areas: Delivery Services, Streaming Services, and Other. We record deferred revenues when cash payments are received or due in advance of our performance, including amounts which are refundable. Current deferred revenues were $1.0 million as of March 31, 2022 (Successor), $0.7 million as of December 31, 2021 (Successor), $1.3 million as of December 31, 2020, and primarily relate to advanced invoicing or payments for services. Of the deferred revenues as of December 31, 2021 (Successor), $0.5 million was recognized as revenues for the three months ended March 31, 2022 (Successor). Of the deferred revenues as of December 31, 2020 (Predecessor), $1.2 million was recognized as revenues for the three months ended March 31, 2021 (Predecessor)

Delivery

Our delivery services provide efficient and secure delivery of data (content) using our global edge network, reducing latency and page-load times across a broad spectrum of devices, anywhere in the world. Edgecast combines the performance of our global edge network with advanced technologies, software, security tools, and service to easily deliver the streaming quality that worldwide broadcasters, content creators, and viewers demand.

Streaming

Our Streaming service provides a way for broadcasters, content owners, and distributors to deliver high-quality, ultra-personalized viewing experiences via our comprehensive streaming solution including video delivery, server side ad insertion, content target, time control and digital rights management. Our streaming infrastructure enables our customers to simplify their workflow from encoding through delivery, to customization and insights.

Other

Other Revenue includes broadcast compliance, monitoring solutions, analytical services, and other customized services provided to our end customers.

The following presents disaggregated revenue by category:	(dollars in thousands)

	Successor	Predecessor
	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
Delivery Services	$41,472	$55,304
Streaming Services	32,144	25,217
Other Revenues	4,650	5,111

Revenues	$78,266	$85,632

Remaining Performance Obligations

When allocating the total contract transaction price to identified performance obligations, a portion of the total transaction price may relate to service performance obligations which were not satisfied or are partially satisfied as of the end of the reporting period. We elected to apply the practical expedient available under Topic 606 that provides the option to exclude the expected revenues arising from unsatisfied performance obligations related to contracts that have an original expected duration of one year or less. This situation primarily arises with respect to certain month-to-month or 1 year term service contracts. As such, we do not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which we recognize revenue at the amount to which we have the right to invoice for services performed. Remaining performance obligation estimates are subject to change and are affected by several factors, including terminations and changes in the timing and scope of contracts, arising from contract modifications.

Edgecast services are individually deemed to be distinct services delivered in a series making up one performance obligation. Management elected to recognize revenue based on the amount invoiced to the customer as the performance obligation is satisfied over time. The amount to which the Business has the right to invoice the customer corresponds directly with the value to the customer of the Business’ performance completed to date (usage based). For customers who prepay for services, the Business recognizes deferred revenue until the services are delivered in each period (volume of data delivered). Certain contracts have a variable component as delivered content is subject to a contractual monthly data limit for data delivered and streaming services are subject to fixed price per hour of content streamed. Additionally, in streaming service contracts the price per hour is reset and settled with the customer on a monthly basis therefore, there is low risk that revenue recognized will be later reversed as a result of the variability.

Customer contracts are either entirely usage based, commit the customer to a minimum monthly level of usage with additional charges applicable for actual usage above the monthly minimum commitment, or minimum commitment over the contractual term. For contracts that contain minimum monthly commitments, we recognize revenue equal to the greater of the minimum monthly committed amount or actual usage, if actual usage exceeds the monthly committed amount, using the right to invoice practical expedient. For certain Business contracts with customers that have a contractual minimum fee over the total contract term, the amount and timing of revenue recognition is largely driven by when the customer utilizes the services and our ability to deliver in accordance with relevant contract terms, which would impact our estimate of the remaining performance obligations and when we expect to recognize such as revenues.

The Business’ contracts with customers do not include significant financing components.

The Business did not have significant revenue recognized in the reporting period from performance obligations satisfied, or partially satisfied, in previous periods. At March 31, 2022 (Successor), the transaction price related to unsatisfied performance obligations that is expected to be recognized within the remaining 2022, 2023 and thereafter was $32.8 million, $50.0 million and $31.5 million, respectively.

Contract Costs

Topic 606 requires the recognition of an asset for incremental costs to obtain a customer contract and other costs to fulfill a contract not otherwise required to be immediately expensed when we expect to recover those costs, which are then amortized to expense, over the respective periods of expected benefit. The only material incremental cost we incur is commission expense, which is generally incurred in the same period as the underlying revenue. We only defer these costs when we have determined the commissions are, in fact, incremental and would not have been incurred absent the customer contract. Costs to fulfill a contract are generally not specific to any particular contract or customer, but rather represent a general cost to operate the overall business. Any commissions paid on renewal contracts are commensurate with those paid on initial contracts. As a practical expedient, we elected to recognize these costs of obtaining a contract as an expense when the related contract period is less than one year. When the period exceeds one year, this asset is amortized over the life of the contract. We did not have any deferred contract costs as of March 31, 2022 (Successor) and December 31, 2021 (Successor).

Note 5. VMG and Edgecast Acquisition

As discussed in “Note 1. Organization and Basis of Presentation,” College Parent L.P. acquired VMG, including Edgecast, by acquiring substantially all of the assets, liabilities, and business activities that constitute its historical operations.

The Transaction resulted in a new basis of accounting for the Business, and in accordance with the Parent’s election to apply pushdown accounting, the impact of the Transaction has been recognized in the Successor period with an allocated purchase price of $324.7 million attributed to the Edgecast assets acquired and liabilities assumed.

The Business applies the provisions of ASC 805, Business Combinations, in the accounting for its acquisition. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net of the acquisition date fair values of the tangible and identifiable intangible assets acquired and liabilities assumed. The allocation of the purchase price to identifiable intangible assets is based on valuations performed to determine the fair values of such assets as of the acquisition dates. Due to the timing of the Transaction and the magnitude of and nature of the net assets acquired on September 1, 2021, the valuation process to determine the fair values is not complete. Our estimates and assumptions are subject to changes within the measurement period. The Business has estimated the preliminary fair value of net assets acquired based on information currently available and will continue to adjust those estimates as additional information becomes available and the valuation is finalized. Any changes to the preliminary estimates of the fair value of the assets acquired and liabilities assumed will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

The Business continued reviewing its valuations of the assets acquired and liabilities assumed based on new information obtained about facts and circumstances that existed as of the Transaction date. The following table summarizes the preliminary allocation of the purchase price to the assets acquired and liabilities assumed, as well as any adjustments identified within the measurement period (in thousands):

The following presents the purchase consideration for the Business and its allocation to assets acquired and liabilities assumed:	(dollars in thousands)

	Initial Valuation	Measurement Period Adjustment	Updated Valuation
Assets:
Accounts receivable:
Trade and other, net of credit losses	37,050	—	37,050
Affiliates	32	159	191
Affiliate loan receivable	2,014	—	2,014
Prepaid expenses and other current assets	43,439	—	43,439
Property, plant and equipment, net	125,610	—	125,610
Other intangible assets, net	52,000	(7,000)	45,000
Goodwill	60,919	(42,373)	18,546
Operating lease right-of-use assets	21,007	—	21,007
Deferred income taxes	32	—	32
Affiliate loan receivable, non-current	199,052	—	199,052
Other assets	66	—	66

Total assets acquired:	541,221	(49,214)	492,007

Liabilities:
Accounts payable:
Trade and other	25,537	—	25,537
Affiliates	8,861	6,226	15,087
Affiliate loan payable	44,501	—	44,501

Accrued liabilities and other current liabilities	41,726	(6,692)	35,034
Current operating lease liabilities	7,867	—	7,867
Current deferred revenues	1,550	—	1,550
Deferred income taxes	25,385	(1,781)	23,604
Non-current operating lease liabilities	13,140	—	13,140
Other liabilities	964	—	964

Total liabilities assumed	169,531	(2,247)	167,284

Total purchase consideration	$371,690	(46,967)	324,723

The fair value of acquired tangible assets, such as specialized properties or plant and equipment, was estimated using the replacement-cost method of the cost approach, which represents the highest value that a market participant would have paid for an asset with similar utility. The preliminary fair value of the Property, Plant and Equipment (“PP&E”) acquired as a result of the Transaction was $125.6 million. Fair values of long-lived assets are primarily derived utilizing the Cost Approach. Replacement costs associated with the building and site improvements were estimated based on construction cost guidelines obtained from public reports of construction costs, industry participants, and Marshall Valuation Service. These costs are then adjusted for accrued depreciation (curable and incurable physical depreciation, functional and/or economic obsolescence).

The Business recorded goodwill of $18.5 million as of the Transaction date (post measurement period adjustment). Goodwill recognized is primarily attributable to the acquisition of an assembled workforce and other intangible assets that do not qualify for separate recognition. The goodwill is not deductible for tax purposes.

The preliminary intangible assets identified include IPv4 addresses and customer relationships. The preliminary fair values of the intangible assets were estimated based on market and cost approaches. The market approach was utilized to determine the preliminary fair values of the IPv4 addresses, based on observed historical transaction prices for similar assets. The customer relationships asset was valued using a cost / lost profits approach. Under this approach, the value of the intangible asset is based on the estimated cost which would be required to re-create an asset of similar utility and the profits foregone over that re-creation period.

Note 6. Corporate Allocations and Related Party Transactions

As discussed in “Note 1. Organization and Basis of Presentation”, the Parent and Verizon have historically provided the Business with a number of services. Some of these services are provided directly by the Parent and Verizon, and others are managed by the Parent through third-party service providers. In connection with the Transaction, Yahoo entered into a transition services agreement (the “TSA”) with Verizon on September 1, 2021. Under the terms of the TSA, Verizon provides various transition services to Yahoo and directly to the Business. These services include, but are not limited to, colocation, computer emergency response services and interconnections. The cost of these services were either (a) recognized through our allocated portion of Parent and Verizon corporate functions, or (b) billed directly to the Business. In addition, the Business obtained a variety of services (such as software licenses and web services) under various master service agreements to which the Parent (and not the Business) is a party. We are billed directly for some of these services we procure under these arrangements while others are part of our allocation of Parent’s corporate costs.

We receive an allocated share of Parent and Verizon corporate functions for certain services that the Parent and Verizon provides to the Business, but which are not specifically billed to the Business, such as administering employee benefits plans and paying related claims, human resources, legal functions, finance, executives, procurement, business development, facility management, real estate, license fees, central and shared technology, and various other Parent and Verizon corporate functions and overhead. Costs were recorded in our unaudited condensed combined Statements of Operations and Comprehensive Loss for our allocated share of the Parent and Verizon corporate functions. The Business also provides services to Verizon such as Content Delivery, Web Security and Video Streaming Services, which are recorded in our unaudited condensed combined Statements of Operations and Comprehensive Loss. The following table summarizes the related party revenues and costs related to these services, as well as costs allocated from Parent and Verizon.

Related party revenues/costs and allocation of corporate functions are as follows:	(dollars in thousands)

	Successor	Predecessor
	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
Related party revenues	$20,311	$16,131

Cost of revenues	5,623	5,195
Selling, general and administrative expense	11,750	12,288
Other( income), net	(2,377)	(1,957)
Interest expense	—	2,112

Total related party costs	$14,996	$17,638

The following items include certain related party transactions and allocations with/from the Parent and Verizon identified above as well as related party transactions within the unaudited condensed combined Balance Sheets. Items specifically related to Verizon are identified accordingly :

•

Certain employees and retirees of the Business participate in postretirement benefit plans sponsored by Verizon in the Predecessor period and Yahoo in the Successor period which primarily relate to a 401(k) defined contribution plan. The Business is allocated relevant participation costs for these employee benefit plans. As such, the Business has not recorded any liabilities associated with our participation in these plans in the unaudited condensed combined Balance Sheet as of March 31, 2022 (Successor) and December 31, 2021 (Successor). Expenses associated with our employees’ participation in these plans are $1.0 million and $1.2 million for the three months ended March 31, 2022 (Successor) and March 31, 2021 (Predecessor), respectively.

•

Verizon in the Predecessor period and Yahoo in the Successor period granted restricted stock units, performance stock units, and other stock-based compensation to its group employees, including those of the Business.

•

The Business is a part of Verizon’s consolidated tax returns in the predecessor periods and College Parent, L.P.’s consolidated tax return in the successor period filed with the IRS. For carve-out purposes, the Business’ income tax provision has been calculated as if the Business were a separate entity filing its own return with the IRS. Refer to “Note 10. Income Taxes” for further discussion.

•	Amounts for due to / due from affiliates are recorded in Affiliates under Accounts receivable and Account payable, and are settled in cash.

•

All adjustments relating to certain transactions among the Business and the Parent’s entities, which include the transfer of the balance of cash held in cash pooling arrangements to the Parent, and allocation of all costs of doing business that were paid on behalf of the Business by the Parent’s entities, are classified as Net parent investment.

Additionally, outstanding intercompany loans between Edgecast and the affiliates are cash settled and presented as an intercompany asset or liability due to or from affiliates on the Edgecast unaudited condensed combined Balance sheets. Interest income related to the intercompany loans are included as Related party other income, net, for each period in the unaudited condensed combined Statements of Operations and Comprehensive Loss. Interest expense related to the intercompany loans are included as Related party interest expense for each period in the unaudited condensed combined Statements of Operations and Comprehensive Loss.

On July 1, 2018, Oath Inc. issued a promissory note of $201 million to Edgecast that is due on July 1, 2028. The outstanding principal amount of the note bears interest at a fixed rate of 4.3% per annum. As of March 31, 2022 (Successor), $201.7 million principal and interest is outstanding.

On September 29, 2021, Edgecast entered into a revolving credit facility agreement with Oath Inc., whereby Oath Inc. may draw upon an available capacity of $50.0 million, with a final maturity of April 30, 2022, with a variable annual rate equal 3-Month LIBOR that resets quarterly as of the last day of the calendar quarter for USD plus a margin of 0.79%. As of March 31, 2022 (Successor), $50.1 million of principal and interest is outstanding.

Net transfers to and from the Parent are included within Net parent investment on the unaudited condensed combined Statements of Changes in Equity.

The components of the net transfers to and from Parent are as follows:	(dollars in thousands)

	Successor	Predecessor
	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
Cash pooling and general financing activities	$67,908	$44,680
Corporate allocations	13,178	15,170

Net Transfers from the Parent per combined Statements of Changes in Equity	81,086	59,850
Equity classified awards	(75)	(107)

Net Transfers from the Parent per combined Statements of Cash Flows	$81,011	$59,743

Note 7. Accounts Receivable

Accounts receivable are recorded at amortized cost less an allowance for credit losses that are not expected to be recovered. The net amount of accounts receivable and corresponding allowance for credit losses are presented together in the Condensed Combined Balance Sheets as Accounts receivable, trade and other. The timing of revenue recognition may differ from the time of billing to customers. Receivables presented in the Condensed Combined Balance Sheets represent an unconditional right to consideration.

The Business maintains allowances for credit losses resulting from the expected failure or inability of customers to make required payments. The Business recognizes the allowance for credit losses at inception and reassess quarterly based on management’s expectation of the asset’s collectability. The allowance is based on multiple factors including historical experience with bad debts, the credit quality of the customer base, the aging of such receivables and current macroeconomic conditions, such as the COVID-19 pandemic, as well as management’s expectations of conditions in the future, if applicable. The Business’ allowance for credit losses is based on management’s assessment of the collectability of assets pooled together with similar risk characteristics. Write-offs of accounts receivable are deducted from the allowance for credit losses in the period in which the account is deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received.

The credit quality indicators are used in determining the estimated amount and the timing of expected credit losses.

Activity in the allowance for credit losses of receivables were as follows:	(dollars in thousands)

Balance at January 1, 2021	$(1,575)
Foreign currency translation adjustment	33
Current period provision for expected credit losses	(294)
Write-offs charged against the allowance	19
Recoveries collected	—

Balance at March 31, 2021 (Predecessor)	(1,817)

Balance at January 1, 2022	(2,275)
Foreign currency translation adjustment	(36)
Current period provision for expected credit losses	(152)
Write-offs charged against the allowance	4
Recoveries collected	—

Balance at March 31, 2022 (Successor)	$(2,459)

We monitor delinquency and write-off experience based on the quality of our agreements. The extent of our collection efforts with respect to a particular customer are based on the results of our proprietary custom internal scoring models that analyze the customer’s past performance to predict the likelihood of the customer falling further delinquent. These custom scoring models assess a number of variables, including origination characteristics, customer account history and payment patterns. Since our customers’ behaviors may be impacted by general economic conditions, we analyzed whether changes in macroeconomic conditions impact our credit loss experience and have concluded that our credit loss estimates are generally not materially impacted by reasonable and supportable forecasts of future economic conditions. Based on the score derived from these models, accounts are grouped by risk category to determine the collection strategy to be applied to such accounts. We consider an account to be delinquent if there are undisputed, unpaid charges remaining on the account after the invoice due date.

As of March 31, 2022, our allowance for credit losses considered the current and potential future impacts caused by COVID-19 based on available information to date.

Note 8. Comprehensive Income (Loss)

Comprehensive income consists of net income and other gains and losses affecting equity that, under GAAP, are excluded from net income. Significant changes in the components of Other comprehensive income (loss), net of benefit for income taxes are described below.

Changes in the balances of Accumulated other comprehensive income by component are as follows:	(dollars in thousands)

Foreign currency translation adjustments
Balance as of December 31, 2020	$36,144
Other comprehensive loss	(9,716)

Balance as of March 31, 2021 (Predecessor)	$26,428

Balance as of December 31, 2021	$(677)
Other comprehensive income	536

Balance as of March 31, 2022 (Successor)	$(141)

There were no accumulated other comprehensive income (loss) amounts reclassified to net income in the periods presented.

Note 9. Other Intangible Assets

Definite-lived intangible assets are carried at cost and are amortized over their estimated useful lives, generally on a straight-line basis.

The following table displays the details of Other intangible assets, net	(dollars in thousands)

	Successor			Successor
	As of March 31, 2022			As of December 31, 2021
	Useful life (in years)	Original Cost	Net Carrying Value	Useful life (in years)	Original Cost	Net Carrying Value
Customer relationships	6	$39,000	$35,111	6	$40,000	$37,778
IPv4 addresses	15	6,000	5,767	—	—	—
Developed technology	6	—	—	6	12,000	11,333

Total of Other intangible assets, net		$45,000	$40,878		$52,000	$49,111

The Business recognized amortization expense in Other intangible assets, net of $1.7 million and $2.1 million (unaudited) for the three months ended March 31, 2022 (Successor) and March 31, 2021 (Predecessor), respectively. Based on the current amount of intangibles subject to amortization, the estimated amortization expense for each of the succeeding years is as follows: 2022: $5.2 million; 2023: $6.9 million; 2024: $6.9 million; 2025: $6.9 million; and 2026 and thereafter: $15.0 million.

Note 10. Income Taxes

The tax provisions have been prepared on a separate return basis as if the Business is a separate group of companies under common ownership. The operations have been combined as if Edgecast was filing on a consolidated basis for U.S., state and Non-U.S. income tax purposes, where allowed by law.

Benefits for income taxes and effective income tax rates are as follows:	(dollars in thousands)

	Successor	Predecessor
	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
Loss before income taxes	$(26,752)	$(14,651)
Benefit (Provision) for income taxes	5,430	(1,739)
Effective income tax rate	20.3%	(11.9)%

The effective income tax rate is calculated by dividing the Benefit (provision) for income taxes by Loss Before Benefit for Income Taxes. The effective income tax rate for both periods differs from the statutory rate primarily due to the earnings mix and valuation allowances assessed against loss producing jurisdictions.

Unrecognized Tax Benefits

The Business and/or its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state, local, and foreign jurisdictions. In certain jurisdictions, the Predecessor Business’ operations are included in combined tax returns with the Parent. The Parent and/or its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state, local and foreign jurisdictions. Prior to the Apollo transaction the business was included in the consolidated tax filings of Verizon. The IRS is currently examining Verizon’s U.S. income tax returns for the tax year 2017 which included the Business’ operations. Tax controversies are ongoing for tax years as early as 2007. No unrecognized tax benefits or related interest and penalties were recorded as of March 31, 2022 (Successor) or December 31, 2021 (Predecessor). Per the terms of the transaction between Apollo and Verizon, Verizon is responsible for all pre-closing tax liabilities.

Note 11. Commitments and Contingencies

Legal

In the ordinary course of business, the Business is involved in various commercial litigation and regulatory proceedings at the state and federal level. Where it is determined, in consultation with counsel based on litigation and settlement risks, that a loss is probable and estimable in a given matter, the Business establishes an accrual. Management does not believe claims and legal actions arising in the ordinary course of business are likely to have a material adverse effect on the Business’ unaudited condensed combined balance sheets, statements of operations, or cash flows.

Self-Insured Medical Benefits

Both Verizon and Yahoo have insured the Business for substantially all of the medical expenses and benefits of its employees in the Predecessor and Successor periods, respectively. The reserve for medical benefits primarily reflects the current estimate of incurred but not reported losses based upon an annual actuarial calculation as of the balance sheet date. The Business recorded its reserve for self-insured medical benefits of $0.5 million and $0.7 million as of March 31, 2022 (Successor) and March 31, 2021 (Predecessor), respectively, in the Business’ accompanying unaudited condensed combined Balance Sheets.

Letters of Credit

As of March 31, 2022 (Successor) and December 31, 2021 (Successor), the Business has off-balance sheet credit exposure for outstanding letters of credit of approximately $0.2 million and $0.1 million, respectively, which were executed in the normal course of business and support several financing arrangements and payment obligations to third parties. These letters of credit have not been drawn upon.

Tax Reserve Release

The Business had tax reserves related to value-added tax. Upon expiration of these reserves, the Business includes the release in Selling, general and administrative expense. The Business recorded approximately $(13.0) million for the three months ended March 31, 2021 (Predecessor).

Note 12. Subsequent Events

In accordance with the provisions of ASC 855, Subsequent Events, the Business evaluated all material events subsequent to the balance sheet date through June 30, 2022, the date of issuance, for events requiring disclosure or recognition in the Business’ unaudited condensed combined financial statements.

As part of the Stock Purchase Agreement College Parent L.P. entered into with Limelight, all intercompany transactions, loans and loan receivables of the Business as noted in “Note 6. Corporate Allocations and Related Party Transactions” were settled prior to transaction closing. There is no impact to the Unaudited Condensed Combined Statements of Operations and Comprehensive Income (Loss) as the transfers were accounted for as distribution to the Parent.

On June 15, 2022, the transaction between Limelight and College Parent L.P. closed resulting in Limelight acquiring the Business per the terms of the Agreement.

There were no other recognized or unrecognized subsequent events that would require an adjustment or additional disclosure in these Unaudited condensed combined financial statements.